Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ramaco Resources, Inc. of our report dated February 18, 2021, with respect to the consolidated balance sheets of Ramaco Resources, Inc. as of December 31, 2020, and the related consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2020, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

June 2, 2022